September 18, 2018

Harrie Schippers
Chief Financial Officer
PACCAR INC
777 - 106th Ave. N.E.
Bellevue, WA 98004

       Re: PACCAR INC
           Form 10-K for Fiscal Year Ended December 31, 2017
           Filed February 21, 2018
           Form 10-Q for Fiscal Quarter Ended March 31, 2018
           Filed May 4, 2018
           File No. 001-14817

Dear Mr. Schippers:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of
Transportation and Leisure